Exhibit 99.1

Permian Basin Royalty Trust

News Release

PERMIAN BASIN ROYALTY TRUST
ANNOUNCES FEBRUARY CASH DISTRIBUTION

     DALLAS, Texas, February 17, 2004 — Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE — PBT), today declared a cash distribution to the holders of its units of beneficial interest of $0.063863 per unit, payable on March 12, 2004, to unit holders of record on February 27, 2004.

     This month’s distribution decreased from the previous month primarily due to slightly lower oil production in the Texas Royalty Properties and gas production in the Waddell Ranch properties. Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 59,940 bbls and 301,028 mcf. The average price for oil was $30.21 per bbl and for gas was $4.71 per mcf. This would primarily reflect production for the month of December. Capital expenditures were approximately $113,669. These numbers provided reflect what was net to the Trust.

     Tax information for 2003 will be sent out before March 1, 2004. The generic 2003 Tax Information Booklet will be posted on our website by February 20, 2004. For more information on Permian Basin Royalty Trust, please visit our website at www.pbt-permianbasintrust.com.

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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free — 877.228.5085